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                                                                   Exhibit 99.2

                              ISI FAMILY OF FUNDS
                             OFFICER'S CERTIFICATE

   I, Scot E. Draeger, do hereby certify that I am duly elected and acting Assistant Secretary of ISI Strategy Fund, North American Government Bond Fund, Managed Municipal Fund, and Total Return US Treasury Fund, (collectively the "Funds") each a Maryland corporation; that the following are full, true and correct copies of certain resolutions adopted by the Board of Directors of the Funds on September 27, 2006, and that such resolutions have not been rescinded, amended or modified and on the date hereof are in full force and effect:

RESOLVED, with respect to each of Total Return U.S. Treasury Fund Inc., Managed Municipal Fund, Inc., North American Government Bond Fund, Inc. and ISI Strategy Fund, Inc. (each a "Fund" and, together, the "Funds"), that taking into consideration all relevant factors, it is the determination of the Board, including a majority of the dis-interested Directors (as defined in section 2(a)(19) of the Investment Company Act of 1940 (the "1940 Act"), that the joint Fidelity Bond (the "Bond") issued by Great American Insurance Company effective November 1, 2006 to October 31, 2007, in the amount of $2,050,000 and with a deductible of $25,000 is reasonable and is in the best interest of the Funds; and be it further

RESOLVED, that taking into consideration all relevant factors, it is the determination of the Board, including a majority of the dis-interested Directors (as defined in section 2(a)(19) of the 1940 Act), that the premiums of such Bond shall be allocated in the following proportion: each Fund shall be allocated a proportion of the premium equal to the proportion that the minimum amount of fidelity bond coverage required for each Investment Company individually under Rule 17g-1 of the 1940 Act bears to the total limit; and be it further

RESOLVED, that the appropriate officers of the Funds be, and each hereby are, authorized and directed to prepare, execute and file such supplements to the Bond and to pay all premiums and make such filings as may be necessary to maintain or increase the current amount of fidelity bond coverage in accordance with the 1940 Act, and the rules thereunder; and be it further

RESOLVED, the Funds may enter into an agreement with all other insureds under the Bond providing that in the event recovery is received under the Bond as a result of a loss sustained by the registered management investment company and one or more other named insureds, the applicable Fund shall receive an equitable and proportionate share of the recovery, but at least equal to the amount which it would have received had it procured and maintained a single insured bond; and be it further

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   IN WITNESS WHEREOF, I have hereunto signed my name this 22nd day of June,
2007.

                                                  /s/ Scot E. Draeger
                                                  -----------------------------
                                                  Scot E. Draeger
                                                  Assistant Secretary

   I, Glenn Francis, Assistant Treasurer of the Funds, hereby do certify that on this 22nd day of June 2007, Scot E. Draeger is the duly elected Assistant Secretary of the Funds and that signature above is his genuine signature.

                                                  /s/ Glenn Francis
                                                  -----------------------------
                                                  Glenn Francis
                                                  Assistant Treasurer

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